Exhibit 10.1
Haights Cross Communications, Inc.
Annual Management / Employee Bonus Plan
     Haights Cross Communications, Inc. (together with its direct and indirect subsidiaries, “Haights Cross”) provides its managers and employees, including its named executive officers, with an opportunity to earn cash bonuses pursuant to an incentive bonus plan in effect for each fiscal year known as the “Annual Management / Employee Bonus Plan” (the “Bonus Plan”). Compensation payouts to participants under the Bonus Plan are based on a participant’s achievement of defined objectives and such participant’s applicable Bonus Percentage (as defined below). Qualification to receive a payout under the Bonus Plan for is generally based 70% on the achievement of certain pre-defined business profit and cash flow goals, and 30% on the completion of pre-defined, non-quantitative strategic initiatives. The factors on which the bonuses are based are recommended by Haights Cross senior management and approved by the board of directors. The annual bonus payable to our Chief Executive Officer and President, Paul J. Crecca, is subject to the minimum bonus amount payable as provided in his employment agreement dated January 31, 2007 and amended on December 11, 2007, as previously filed.
     The amount of a participant’s payout under the Bonus Plan is determined as a percentage of the participant’s annual base compensation (“Bonus Percentage”). Target bonus participation for employees range from 50% to 150% of the Bonus Percentage, based on achieving the stated objectives of the Bonus Plan. If 100% of the stated objectives are achieved, the payout will be 100% of the Bonus Percentage. The amount of a participant’s payout under the Bonus Plan is subject to proportional adjustment in the event actual results are at least 75% of the stated objectives or in the event actual results exceed the stated objectives (with a maximum payout of 1.5 times an employee’s Bonus Percentage). A participant will not receive a payout if at least 75% of the stated objectives are not achieved.
     Determination of goal achievement and payouts under the Bonus Plan are made upon completion of the fiscal year audit, generally March following the end of the applicable fiscal year. Bonus calculations and payouts may be accelerated if sale events occur. In certain cases, new employees hired during a fiscal year must wait until the following fiscal year before participating in the Bonus Plan.